UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 26, 2011
OPNEXT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33306	22-3761205

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

46429 Landing Parkway, Fremont, California	94538

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (510) 580-8828
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 26, 2011, Harry L. Bosco and Opnext, Inc. (the “Company”) entered into an employment agreement (the “Agreement”), pursuant to which Mr. Bosco will continue to serve as the Chief Executive Officer and President of the Company following his appointment to such positions by the Board of Directors of the Company (the “Board”) on December 10, 2010.
The term of Mr. Bosco’s employment under the Agreement will end on the earlier to occur of January 26, 2012, or the date on which the Board appoints a Chief Executive Officer and President of the Company to succeed Mr. Bosco in such positions. The Agreement provides that Mr. Bosco’s annual base salary will be $500,000 per year. Unless otherwise determined by the Board in its sole discretion, Mr. Bosco will not be eligible to receive an annual incentive bonus or to participate in the Company’s annual incentive bonus plan.
Pursuant to the Agreement, the Company will grant Mr. Bosco, on the Company’s next regular equity award grant date for employees following January 26, 2011, a non-qualified stock option (the “Option”) to purchase 375,000 shares of the Company’s common stock under the Company’s Second Amended and Restated 2001 Long-Term Stock Incentive Plan (the “Stock Incentive Plan”) with an exercise price equal to the closing price of the Company’s common stock on the date of grant. The Option will vest and become exercisable in twelve equal installments on each monthly anniversary of December 10, 2010, subject to Mr. Bosco’s continued employment with the Company. The Option will have a term of seven years.
The Company will also grant Mr. Bosco, on the Company’s next regular equity award grant date for employees following January 26, 2011, 75,000 restricted stock units (the “RSUs”) under the Stock Incentive Plan. Subject to Mr. Bosco’s continued employment with the Company, the RSUs will vest in full on June 10, 2011. In addition, the Agreement provides that the Option will become fully vested and exercisable and the RSUs will become fully vested immediately upon the earliest to occur of (i) the date on which Mr. Bosco’s employment is terminated by the Company without “Cause,” (ii) the date on which the Board appoints a Chief Executive Officer and President of the Company to succeed Mr. Bosco, (iii) the date on which Mr. Bosco’s employment is terminated by reason of his death or “Disability,” or (iv) the date of the occurrence of a “Change in Control” (each as defined in the Agreement).
In the event that Mr. Bosco incurs a separation from service due to a termination of his employment by the Company without Cause, Mr. Bosco will be entitled to receive a lump-sum cash severance payment equal to 100% of his then-current annual base salary, payable on the sixtieth day after the date of his separation from service, subject to his execution and non-revocation of a general release of claims against the Company. In the event of a termination for Cause or resignation by Mr. Bosco for any reason, Mr. Bosco will not be entitled to receive any further compensation or payments from the Company (except for unpaid base salary, accrued vacation and expense reimbursements relating to the period prior to the date of termination).
During his employment, Mr. Bosco will be eligible to receive group welfare and retirement benefits in accordance with the Company’s plans and policies, and to accrue paid vacation time at the rate of four weeks per year.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits:

Exhibit
No.	Description

10.1	Employment Agreement, dated as of January 26, 2011, between the Company and Harry L. Bosco.

10.2	Form of Nonqualified Stock Option Agreement to be entered into between the Company and Harry L. Bosco.

10.3	Form of Restricted Stock Unit Agreement to be entered into between the Company and Harry L. Bosco.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPNEXT, INC.
Date: January 28, 2011	By:	/s/ Robert J. Nobile
Robert J. Nobile
Chief Financial Officer and Senior Vice President, Finance

INDEX TO EXHIBITS

Exhibit
No.	Description

10.1	Employment Agreement, dated as of January 26, 2011, between the Company and Harry L. Bosco.

10.2	Form of Nonqualified Stock Option Agreement to be entered into between the Company and Harry L. Bosco.

10.3	Form of Restricted Stock Unit Agreement to be entered into between the Company and Harry L. Bosco.

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